Product supplement G	Registration Statement No. 333-137902
To prospectus dated October 10, 2006 and	dated October 10, 2006
prospectus supplement dated November 13, 2006	Securities Act of 1933, Rule 424(b)(2)

Deutsche Bank AG

Autocallable Optimization Securities with Contingent Protection Linked to an Index

General

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Deutsche Bank AG may offer and sell notes linked to an index, which may include an index created by Deutsche Bank or one of its affiliates, from time to time. This product supplement describes terms that will apply generally to the notes and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as pricing supplements. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement shall control.

•	The notes are the senior unsecured obligations of Deutsche Bank AG.

•	Payment on the notes is linked to an underlying index as described below.

•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” in this product supplement.

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The notes will be issued in denominations of $10.00 and integral multiples thereof, unless otherwise specified in the relevant pricing supplement. Minimum investment amounts will be specified in the relevant pricing supplement.

•	Investing in the notes is not equivalent to investing in the index or the component stocks underlying the index.

•	The notes will not be listed on any securities exchange unless otherwise specified in the relevant pricing supplement.

Investing in the notes involves a number of risks. See “ Risk Factors” in this product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement, the accompanying prospectus supplement and prospectus, or any related pricing supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank AG

January 30, 2007

SUMMARY TERMS

Index	The underlying index designated in the relevant pricing supplement (the “Index”) accompanying this product supplement.

Call Feature

The notes will be called if the closing level of the Index on one or more observation dates set forth in the relevant pricing supplement (an “Observation Date”) is equal to or greater than the Index Starting Level (as defined below).

Return on Call Date

If we call the notes, you will receive on the applicable call settlement date set forth in the relevant pricing supplement (the “Call Settlement Date”) a cash payment per $10.00 principal amount of the notes (the “Call Price”) as set forth in the relevant pricing supplement. The Return on Call Date, which will be based upon an annualized return, unless otherwise specified in the relevant pricing supplement, will be set forth in the relevant pricing supplement.

Payment at Maturity (if notes are NOT called)

The payment you will receive at maturity if your notes have not previously been called is based on the value of the Index Ending Level relative to the Index Starting Level (or the Strike Level, if applicable) and, in the event that the Index Ending Level is less than the Index Starting Level (or the Strike Level, if applicable), whether the Index closes below the Trigger Level on any single trading day during the Observation Period. The “Trigger Level” will be expressed as a percentage of the Index Starting Level and will be set forth in the relevant pricing supplement.

Your investment is protected against a decline in the Index so long as the Index does not close below the Trigger Level on any single trading day during the Observation Period. If the Index Ending Level is less than the Index Starting Level (or the Strike Level, if applicable), but the Index does not close below the Trigger Level on any single trading day during the Observation Period, you will receive a cash payment of: $10.00 per $10.00 note principal amount.

Your investment will be fully exposed to any decline in the Index if the Index closes below the Trigger Level on any single trading day during the Observation Period. If this occurs, and the Index Ending Level is less than the Index Starting Level (or the Strike Level, if applicable), your final payment per $10.00 note principal amount will be calculated, unless otherwise specified in the relevant pricing supplement, as follows:

$10.00 x [1 + (Index Return)]

You will lose some or all of your investment at maturity if the Index closes below the Trigger Level on any single trading day during the Observation Period, and the Index Ending Level is less than the Index Starting Level (or the Strike Level, if applicable). The likelihood of the Index closing level declining below the Trigger Level during the Observation Period will depend in large part on the volatility of the Index.

Index Return	Unless otherwise specified in the relevant pricing supplement, the Index Return will be equal to:

Index Ending Level – Index Starting Level (or the Strike Level, if applicable)
Index Starting Level (or the Strike Level, if applicable)

Index Starting Level	The Index closing level on the trade date, or such other level as specified in the relevant pricing supplement.

Index Ending Level	The level of the Index calculated as specified in the relevant pricing supplement.

Strike Level

The relevant pricing supplement may specify an Index level other than the Index Starting Level to be used for calculating the Index Return and the amount payable at maturity, if any. For example, the relevant pricing supplement may specify that a Strike Level equal to 95% of the Index Starting Level shall be used to calculate the Index Return.

Index Valuation Date(s)

The Index Ending Level will be calculated on a single date, which we refer to as the “Final Valuation Date,” or on several dates, each of which we refer to as an “Averaging Date,” as specified in the relevant pricing supplement. We refer to such dates generally as Index Valuation Dates in this product supplement. Any Index Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes—Payment at Maturity.”

Observation Period	Unless otherwise specified in the relevant pricing supplement, the period commencing on (and including) the trade date to (but excluding) the Final Valuation Date.

Maturity Date

As specified in the relevant pricing supplement. The Maturity Date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes—Payment at Maturity.”

In making your investment decision, you should rely only on the information contained or incorporated by reference in the pricing supplement relevant to your investment, this product supplement and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant pricing supplement and this product supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in the relevant pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant pricing supplement and this product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which such offer or solicitation is unlawful.

In this product supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to Deutsche Bank AG, including, as the context may require, acting through one of its branches.

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. Neither this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement and accompanying prospectus supplement, prospectus and pricing supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

DESCRIPTION OF NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate pricing supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement have the meanings assigned to them in the accompanying prospectus supplement, prospectus and the relevant pricing supplement. The term “note” refers to each $10.00 principal amount of our Autocallable Optimization Securities with Contingent Protection Linked to an Index.

General

The notes are senior unsecured obligations of Deutsche Bank AG that are linked to an underlying Index, which may include an index created by Deutsche Bank AG or one of its affiliates. The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant pricing supplement. The notes will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar.

The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, if the notes are not called prior to maturity, you will receive at maturity a payment in cash, the amount of which will vary depending on the performance of the Index calculated in accordance with the formula set forth below, whether the Index closes below the Trigger Level on any single trading day during the Observation Period and whether the notes have a Strike Level. If the notes are called, you will receive on the applicable Call Settlement Date a payment in cash per $10.00 note principal amount equal to the Call Price.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

The notes are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The notes will be issued in denominations of $10.00 and integral multiples thereof, unless otherwise specified in the relevant pricing supplement. The principal amount and issue price of each note is $10.00, unless otherwise specified in the relevant pricing supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Notes—Form, Legal Ownership and Denomination of Notes” in the prospectus supplement and “Forms of Securities—Global Securities” in the prospectus.

The specific terms of the notes will be described in the relevant pricing supplement accompanying this product supplement. The terms described in that document should be read as supplementing those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant pricing supplement shall control.

Call Feature

The notes will be called if the closing level of the Index on one or more Observation Dates is at or above the Index Starting Level. If we call the notes, you will receive the Call Price set forth in the relevant pricing supplement. If the notes are called on any Observation Date (other than the final Observation Date set forth in the relevant pricing supplement), the call settlement date will be five business days following such Observation Date, unless that day is not a business day, in which case the call settlement date will be the next following business day. If on an Observation Date the calculation agent determines that a market disruption event has occurred or is continuing, the Observation Date will be postponed to the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will an Observation Date be postponed for more than ten trading days.

A “business day” is, unless otherwise specified in the relevant pricing supplement, any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

A “trading day” is, unless otherwise specified in the relevant pricing supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange for the Index.

The “relevant exchange” is, unless otherwise specified in the relevant pricing supplement, the primary organized exchange or market of trading for the Index, any component stock underlying the Index or any futures or options contract related to the Index, as applicable.

Payment at Maturity (if notes are NOT called)

The Maturity Date for the notes will be set forth in the relevant pricing supplement and is subject to adjustment if such day is not a business day or if the Final Valuation Date is postponed as described below.

The amount you will receive at maturity if notes have not previously been called is based on the value of the Index Ending Level relative to the Index Starting Level (or the Strike Level, if applicable), and whether the Index closes below the Trigger Level on any single trading day during the Observation Period. At maturity, if your notes have not previously been called, you will receive a cash payment per $10.00 principal amount of notes based on the Index Return:

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Your investment is protected against a decline in the Index so long as the Index does not close below the Trigger Level on any single trading day during the Observation Period. If the Index Ending Level is less than the Index Starting Level (or the Strike Level, if applicable), but the Index did not close below the Trigger Level on any single trading day during the Observation Period, you will receive a cash payment of $10.00 per $10.00 note principal amount.

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Your investment will be fully exposed to any decline in the Index if the Index closes below the Trigger Level on any single trading day during the Observation Period. If this occurs, and the Index Ending Level is less than the Index Starting Level (or the Strike Level, if applicable), your final payment per $10.00 note principal amount will be calculated, unless otherwise specified in the relevant pricing supplement, as follows:

$10.00 x [1 + (Index Return)]

You will lose some or all of your investment at maturity if the Index closes below the Trigger Level on any single trading day during the Observation Period, and the Index Ending Level is less than the Index Starting Level (or the Strike Level, if applicable). The likelihood of the Index closing level declining below the Trigger Level during the Observation Period will depend in large part on the volatility of the Index.

Unless otherwise specified in the relevant pricing supplement, the “Index Return,” as calculated by the calculation agent, is the percentage change in the Index closing level calculated by comparing the Index closing level on the Final Valuation Date, or the arithmetic average of the Index closing levels on each of the Averaging Dates, or such other date or dates as specified in the relevant pricing supplement (the “Index Ending Level”), to the Index closing level on the trade date (the “Index Starting Level”) or to a percentage of the Index Starting Level (the “Strike Level”). The relevant pricing supplement will specify the Index Starting Level and the manner in which the Index Ending Level is determined. The Index Return, unless otherwise specified in the relevant pricing supplement, is calculated as follows:

Index Return =	Index Ending Level – Index Starting Level (or the Strike Level, if applicable)

Index Starting Level (or the Strike Level, if applicable)

The “Index closing level” on any trading day will be equal to the closing level of the Index or any successor index (as defined in the relevant pricing supplement) or alternative calculation of the Index published following the regular official weekday close of the principal trading session of the relevant exchange for the Index.

The “Observation Period” is, unless otherwise specified in the relevant pricing supplement, the period starting on (and including) the trade date to (but excluding) the Final Valuation Date.

The Index Valuation Date(s), which will be either a single date, which we refer to as the Final Valuation Date, or several dates, each of which we refer to as an Averaging Date, will be specified in the relevant pricing supplement and any such date is subject to adjustment as described below. If an Index Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Index Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing; provided, that the Index closing level for an Index Valuation Date will not be determined on a date later than the tenth scheduled trading day after the Final Valuation Date, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index closing level for the Index Valuation Date on such date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled trading day of each component stock most recently underlying the Index.

The Maturity Date will be set forth in the relevant pricing supplement. If the scheduled Maturity Date (as specified in the relevant pricing supplement) is not a business day, then the Maturity Date will be the next succeeding business day following such scheduled Maturity Date. If, due to a market disruption event or otherwise, the Final Valuation Date is postponed so that it falls on a day that is less than three business days prior to the scheduled Maturity Date, the Maturity Date will be the third business day following such Final Valuation Date, as postponed, unless otherwise specified in the relevant pricing supplement. We describe market disruption events in the relevant pricing supplement.

We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

RISK FACTORS

Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in the Index or any of the component stocks underlying the Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks, together with the risk information contained in the prospectus supplement, prospectus and the relevant pricing supplement before you decide that an investment in the notes is suitable for you.

The return on the notes depends on the Index increasing in value and you may lose some or all of your principal if the Index level decreases.

The notes differ from ordinary debt securities in that we will not pay you interest on the notes or a fixed amount at maturity. If the notes are not called, your cash payment at maturity will be based on the Index Return and you may receive a negative return on your investment. If the Index closes below the Trigger Level on any single trading day during the Observation Period, a negative Index Return will reduce your cash payment at maturity below your principal. If the level of the Index decreases over the term of the notes and if the Index closes below the Trigger Level on any single trading day during the Observation Period, the payment at maturity will equal your principal amount reduced by 1% for every 1% decline in the Index.

The likelihood of the closing level of the Index declining below the Trigger Level during the term of the note will depend in large part on the volatility of the Index — the frequency and magnitude of changes in the level of the Index.

Your appreciation potential is limited to the Return on Call Date.

The appreciation potential of the notes is limited to the pre-specified Return on Call Date, regardless of the performance of the Index. In addition, since the notes could be called as early as the first Observation Date, the term of your investment could be short and your total return on the notes could be low.

Your return on the notes, if any, generally will not reflect dividends on the common stocks of the companies underlying the Index.

Your return on the notes, if any, will not reflect the return you would realize if you actually owned the common stocks of the companies included in the Index and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you at maturity or on a call of the notes without taking into consideration the value of dividends paid on those stocks.

There are certain indices, generally referred to as total return indices, that include dividend distributions in the return of the index. If the Index is described as a total return index with 100% dividend reinvestment, the distributions paid on the securities or other assets included in the Index are deemed to be reinvested in the Index, so that the Index level would include such distributions.

Secondary trading may be limited.

Unless otherwise specified in the relevant pricing supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily or at a price advantageous to you, and you may suffer substantial loss.

Deutsche Bank AG and its affiliates may act as market makers for the notes but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the notes. If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The Index Ending Level may be less than the Index closing level on the Maturity Date of the notes or at other times during the term of the notes.

Because the Index Ending Level may be calculated based on the Index closing level on one or more Index Valuation Dates near the end of the term of the notes, the Index closing level on the Maturity Date or at other times during the term of the notes, including dates near the Index Valuation Date(s), could be higher than the Index Ending Level. This difference could be particularly large if there is a significant increase in the level of the Index after the Final Valuation Date, if there is a significant decrease in the level of the Index around the time of the Index Valuation Date(s) or if there is significant volatility in the Index closing level during the term of the notes (especially on dates near the Index Valuation Date(s)). For example, when the Index Valuation Date for the notes is near the end of the term of the notes, if the Index closing levels increase or remain relatively constant during the initial term of the notes and then decrease below the Index Starting Level (or the Strike Level, if applicable), the Index Ending Level may be significantly less than if it were calculated on a date earlier than the Index Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested directly in the Index, the component stocks underlying the Index or contracts relating to the Index for which there is an active secondary market. Even if the level of the Index increases during the term of the notes, the market value of the notes may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the notes declines because the market value of the notes will not be influenced solely by the changes in the level of the Index.

The U.S. tax consequences of an investment in a note are uncertain.

There is no direct legal authority regarding the proper U.S. tax treatment of a note, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of a note. Consequently, significant aspects of the tax treatment of a note are uncertain and no assurance can be given that the IRS or the courts will agree with the characterization described herein. If the IRS were successful in asserting an alternative characterization for a note, the timing and character of income on a note might differ materially from the description herein. You should consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a note (including alternative characterizations and treatments of a note) as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Please read carefully the section of this product supplement entitled “Certain U.S. Federal Income Tax Consequences.”

The notes are not designed to be short-term trading instruments.

The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Index has appreciated since the trade date. The potential returns described in the relevant pricing supplement assume that you hold your notes, which are not designed to be short-term trading instruments, to maturity.

The Index Return for the notes will not be adjusted for changes in exchange rates related to the U.S. dollar that might affect an Index whose underlying stocks are traded in currencies other than the U.S. dollar.

Although the component stocks underlying the Index may be traded in, or their closing prices may be converted into, currencies other than U.S. dollars, the notes, which are linked to the Index, are denominated in U.S. dollars, and the amount payable on the notes at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which the component stocks underlying the Index are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the Index Return for the notes. The amount we pay in respect of the notes on the Maturity Date will be determined solely in accordance with the procedures described in “Description of Notes—Payment at Maturity.”

The notes may be subject to currency exchange risk.

Because the prices of the component stocks underlying the Index may be converted by the sponsor of the Index (the “Sponsor”) into U.S. dollars or a currency other than U.S. dollars for the purposes of calculating the value of the Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the countries represented in any such Index. An investor’s net exposure will depend on the extent to which the currencies of the component stocks underlying any such Index strengthen or weaken against the U.S. dollar or such other currency. If, taking into account such weighting, the U.S. dollar or such other currency strengthens against the respective component currencies, the value of any such Index may be adversely affected, and the payment at maturity of the notes may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries, the United States and other countries important to international trade and finance.

The value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Index on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market or as per the Final Valuation Date to vary in proportion to changes in the level of the Index. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the Index;

•	the time to maturity of the notes;

•	composition of the Index and changes in the component stocks underlying the Index;

•	the market price and dividend rate on the component stocks underlying the Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

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economic, financial, political, regulatory or judicial events that affect the component stocks underlying the Index or stock markets generally and that may affect the Index closing level on any Index Valuation Date;

•	the exchange rate and the volatility of the exchange rate of the U.S. dollar and any other currencies relevant to the Index;

•	supply and demand for the notes; and

•	our creditworthiness, including actual and anticipated downgrades in our credit ratings.

No one can predict the future performance of the Index based on its historical performance. The value of the Index may decrease such that you may not receive any return on your investment or lose some or all of your principal. If the Index closes below the Trigger Level on any single trading day during the Observation Period, and the Index Ending Level is less than the Index Starting Level (or the Strike Level, if applicable), you will lose some and possibly all of your investment at maturity.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes directly or through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

The original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes directly or through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such price may differ from values determined by pricing models used by Deutsche Bank AG or its affiliates, as a result of such compensation or other transaction costs.

The Sponsor may adjust the Index in ways that affect its level, and the Sponsor has no obligation to consider your interests.

The Sponsor is responsible for calculating and maintaining the Index. The Sponsor can add, delete or substitute the component stocks underlying the Index or make other methodological changes that could change the level of the Index. You should realize that the changing of companies included in the Index may affect the Index, as a newly added company may perform significantly better or worse than the company it replaces. Additionally, the Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. The Sponsor has no obligation to consider your interests in calculating or revising the Index.

We do not control the Index or the component stocks underlying the Index.

Except as we may otherwise describe in the relevant pricing supplement, we may not be affiliated with any of the companies whose stocks are included in the Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the component stocks underlying the Index or your notes. None of the money you pay us will go to the Sponsor or any of the companies included in the Index, and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

You will not have voting rights or rights to receive dividends.

As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

We or our affiliates may have economic interests adverse to those of the holders of the notes.

Deutsche Bank AG and other affiliates of ours trade the component stocks underlying the Index and other financial instruments related to the Index and its component stocks on a regular basis, for their accounts and for other accounts under their management. Deutsche Bank AG and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the notes and the amount payable to you at maturity.

We or our affiliates may currently or from time to time engage in business with companies whose stocks are included in the Index, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies whose stocks are included in the Index. Any prospective purchaser of the notes should undertake such independent investigation of each company whose stock is included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Index or the component stocks underlying the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

We may have hedged our obligations under the notes directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect the market price of the component stocks underlying the Index and the level of the Index and, therefore, the market value of the notes. It is possible that Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the market value of the notes declines.

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Index Starting Level, the Index Ending Level, the Index closing levels, the Index Return and the amount, if any, that we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index. In performing these duties, Deutsche Bank AG, London Branch may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where Deutsche Bank AG, London Branch, as the calculation agent, is entitled to exercise discretion.

The calculation agent can postpone the determination of the Index closing level on an Observation Date or the call settlement date if a market disruption event occurs on an Observation Date and can postpone the determination of the Index Ending Level or the Maturity Date if a market disruption event occurs on the Final Valuation Date.

The calculation agent may postpone the determination of the Index closing level on an Observation Date if the calculation agent determines that a market disruption event has occurred or is continuing on an Observation Date. The calculation agent may also postpone the determination of the Index Ending Level if the calculation agent determines that a market disruption event has occurred or is continuing on the Final Valuation Date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first trading day on which no market disruption event occurs or is continuing. In no event, however, will an Observation Date or the Final Valuation Date be postponed more than ten trading days. As a result, a possible call of the notes on the Maturity Date for the notes could also be postponed.

If the determination of the closing level of the Index on an Observation Date or the Index Ending Level on the Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index closing level or the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index closing level or the Index Ending Level that would have prevailed in the absence of the market disruption event.

Holdings of the notes by our affiliates and future sales may affect the price of the notes.

Certain of our affiliates may purchase some of the notes for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the notes held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the notes may fall. The negative effect of such sales on the prices of the notes could be more pronounced if secondary trading in the notes is limited or illiquid.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes to holders who purchase the notes at the “issue price” and will hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described below, possibly on a retroactive basis. This summary does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities or foreign currencies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold a note as a part of a hedging transaction, straddle, conversion or integrated transaction, or a United States holder (as defined below) who has a “functional currency” other than the U.S. dollar.

In addition, in the case of an Index comprising the stock of one or more entities, we will not attempt to ascertain whether any of such entities would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If one or more of such entities were so treated, certain adverse U.S. federal income tax consequences might apply, to a United States holder in the case of a PFIC and to a non-United States holder in the case of a USRPHC, upon the sale, exchange or retirement of a note. You should refer to information filed with the SEC or another governmental authority by such entities and consult your tax adviser regarding the possible consequences to you if any of such entities is or becomes a PFIC or a USRPHC.

Tax Characterization of the Notes

Except as otherwise provided in the relevant pricing supplement, a note should be treated as a prepaid financial contract for U.S. federal income tax purposes. Due to the absence of authorities that directly address instruments that are similar to a note, significant aspects of the U.S. federal income tax consequences of an investment in a note are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and no assurance can be given that the IRS or the courts will agree with the characterization described herein. Accordingly, you are urged to consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a note (including the tax consequences that would arise under the alternative characterizations and treatments described below) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the above characterization is respected.

Tax Consequences to United States Holders

The following discussion applies to “United States holders” of the notes. You are a “United States holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note who is (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Notes

Except as otherwise provided in the relevant pricing supplement and assuming that the characterization of the notes described above is respected, the following are the U.S. federal income tax consequences of the ownership and disposition of the notes.

Sale, Exchange or Retirement of a Note. Upon a sale, exchange or retirement of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your adjusted tax basis in the Note so sold, exchanged or retired. Your adjusted tax basis in a note should equal the cost thereof. Such gain or loss should be capital gain or loss and should be long-term capital gain or loss if you have held your note for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in a Note. Due to the absence of authorities that directly address the proper characterization of a note, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. Alternative U.S. federal income tax characterizations or treatments of the notes are possible, which, if applied, could affect the timing and character of the income or loss with respect to a note. It is possible, for example, that the notes could be treated as debt instruments issued by us. In that event, notes having a term from issue to maturity (including the last possible date that the notes could be outstanding) exceeding one year would be governed by Treasury Regulations relating to the taxation of contingent payment debt instruments. Under such treatment, even if you are a cash-method taxpayer, in each year that you held a note you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined at the time of issuance of the notes, even though no corresponding cash would be received on the notes. In addition, any gain on the sale, exchange or retirement of the notes would generally be treated as ordinary income, and any loss would be treated as an ordinary loss to the extent of your prior accruals of original issue discount, and as a capital loss thereafter. Other characterizations also are possible. You should consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a note.

Tax Consequences to Non-United States Holders

The following discussion applies to you only if you are a non-United States holder of a note. You are a “non-United States holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note that is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust. You are not a non-United States holder if you are an individual present in the United States for 183 days or more in the taxable year of disposition. Such a holder should consult his or her own tax adviser regarding the U.S. federal income tax consequences of the disposition of a note.

The Sale, Exchange or Retirement of a Note. Gain from the sale, exchange or retirement of a note should not be subject to U.S. federal income or withholding tax unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Tax Consequences under Possible Alternative Characterizations. If the notes were treated as debt instruments, any payments or accruals made or deemed to be made nonetheless would not be subject to U.S. withholding tax, provided generally that (i) you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and otherwise satisfy applicable documentation requirements; and (ii) any gain realized on a sale, exchange or retirement of the notes is not effectively connected with your conduct of a trade or business in the United States.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with the conduct of that trade or business, you generally will be taxed in the same manner as a United States holder. If the preceding sentence applies to you, then in order to claim an exemption from withholding tax, you will be required to provide a properly executed IRS Form W-8ECI in lieu of IRS Form W-8BEN. If this paragraph applies to you, you are urged to consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

The cash proceeds received from a sale, exchange or retirement of the notes will be subject to information reporting unless you are an exempt recipient (such as a domestic corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a United States holder) or meet certain other conditions. If you are a non-United States holder and you comply with the identification procedures described in the preceding section, you generally will not be subject to backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

Unless otherwise specified in the relevant pricing supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes as more particularly described in “Use of Proceeds” in the accompanying prospectus. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant pricing supplement) paid with respect to the notes which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the date of the relevant pricing supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Index, the component stocks underlying the Index, or instruments whose value is derived from the Index or its underlying stocks. While we cannot predict an outcome, such hedging activity or our other hedging or investment activity could potentially increase the level of the Index as well as the Index Starting Level, and therefore effectively establish a higher level that the Index must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the component stocks underlying the Index, or instruments whose value is derived from the Index or its underlying stocks. Although we have no reason to believe that any of these activities will have a material impact on the level of the Index or the value of the notes, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

THE UNDERLYING INDEX

The underlying Index to which payment on the notes will be linked, along with the method of calculating payments on the notes in the event that the underlying Index is discontinued and applicable market disruption events, will be described in the relevant pricing supplement.

TERMS OF NOTES

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Index Starting Level, the Strike Level, if applicable, the Index Ending Level, the Index Return and the payment at maturity, if any, on the notes. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Index and whether there has been a material change in the method of calculating the Index. All determinations made by the calculation agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the Maturity Date.

All calculations with respect to the Index Starting Level, the Index Ending Level, the Index Return or any Index closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per $1,000 note principal amount at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities—Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

If an event of default occurs, and the maturity of your notes is accelerated, we will pay a default amount in respect of the notes equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your notes as of that day and as if no default had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will be equal to:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by a holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, a holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will be equal to the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained; or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the Maturity Date, then the default amount will be equal to the principal amount of your notes.

Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency; or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities—Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Discharge and Defeasance” are not applicable to the notes, unless otherwise specified in the relevant pricing supplement.

Listing

The notes will not be listed on any securities exchange, unless otherwise specified in the relevant pricing supplement.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes—Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in the City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the notes. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

UNDERWRITING

Under the terms and subject to the conditions contained in the Distribution Agreements to be entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and DBTCA as agents and certain other agents that may be party to either Distribution Agreement from time to time (each, an “Agent” and, collectively with DBSI and DBTCA, the “Agents”), each Agent participating in an offering of notes has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant pricing supplement. Each Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant pricing supplement. DBSI, DBTCA and other Agents may allow a concession to other dealers as set forth in the relevant pricing supplement, or we may pay other fees, in the amount set forth on the cover page of the relevant pricing supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI and DBTCA. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate principal amount of notes offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.